UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2007

SIRION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51834 (Commission File Number)	20-4142367 (IRS Employer Identification No.)
3110 Cherry Palm Drive, Suite 340
Tampa, Florida 33619
(Address of principal executive offices and Zip Code)
(813) 496-7325
(Registrant’s telephone number, including area code)
N/A
(Former name or former address since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Principal Financial Officer.
     On January 31, 2007, Sirion Holdings, Inc. (“we,” “us,” “our” or the “Company”), our wholly owned subsidiary Sirion Therapeutics, Inc., and Dawn E. Bennett Johnson agreed that Ms. Bennett Johnson’s employment and service as our Chief Financial Officer and Secretary was terminated effective as of the same date.
     In connection with the mutual termination of Ms. Bennett Johnson’s employment, she will be eligible to receive certain benefits pursuant to her Amended and Restated Executive Employment Agreement with the Company dated September 13, 2006, including (i) severance of $175,000.00 (less applicable taxes and standard deductions), (ii) outplacement service in an amount up to $25,000.00, and (iii) reimbursement of COBRA payments for up to twelve months, the receipt of which benefits is contingent upon Ms. Bennett Johnson executing a general release of the Company.
     A proposed Severance Agreement and Release between Sirion Therapeutics, Inc., Agency Solutions International, Inc. and Ms. Bennett Johnson, containing the benefits and releases described above has been presented to Ms. Bennett Johnson for review. The Effective Date of that agreement, if signed, will be the date eight days after the date on which it is signed by Ms. Bennett Johnson if neither the Company nor Ms. Bennett Johnson revokes the agreement prior thereto.
     As of the date of this Current Report on Form 8-K, the Company has not hired a new Chief Financial Officer. Until the Company hires a new Chief Financial Officer, Ms. Bennett Johnson’s former responsibilities will be performed by various existing officers and employees.
Adoption of 2007 Employee Bonus Plan.
     On January 30, 2007, the Compensation Committee of the Company’s Board of Directors adopted an employee bonus plan for 2007 (the “2007 Bonus Plan”). Under the 2007 Bonus Plan, participating employees may be eligible to receive all or a portion of a target bonus expressed as a percentage of their respective salaries.

     The Compensation Committee, in its discretion, will approve the amount of the total funding of the 2007 Bonus Plan based on the Company’s 2007 performance, which will take into account the company’s accomplishment of the following goals:
•	achieving financial targets approved by the Board of Directors,

•	advancing the development and commercialization of certain of the Company’s product candidates as determined by the Board of Directors, and

•	accomplishment of strategic initiatives.
     Achievement of each goal will be given a certain percentage weight toward establishing the total funding of the 2007 Bonus Plan, with the potential of decreased funding for under achievement or increased funding for over achievement of the 2007 Company goals.
     The compensation committee will evaluate the Chief Executive Officer’s individual performance for 2007 and will submit to the Board of Directors the Compensation Committee’s recommendation regarding the amount of the bonus payable to the Chief Executive Officer under the 2007 Bonus Plan. The Compensation Committee’s recommendation will be based on the Company’s 2007 performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board of Directors shall have the final authority to approve the Compensation Committee’s recommendation regarding the Chief Executive Officer’s bonus under the 2007 Bonus Plan.
     The Chief Executive Officer will evaluate each participant’s 2007 performance and will submit to the Compensation Committee his recommendations regarding the amount of cash bonus payable to each participating employee. The Chief Executive Officer’s recommendations will be based on his assessment of each participant’s individual performance for 2007 and other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each participant under the bonus plan.
     The target bonus for participants in the senior executive pay band is 40% of 2007 annual base salary. The target bonus for participants in the executive pay band is 35% of 2007 annual salary. The target bonus for participants in other pay bands is 20% of 2007 annual base salary. Payment for participants who are employed less than the full year 2007 will be prorated based on the percentage of the year actually worked. Bonus payments will be calculated based on gross salary earned by the participating employee in 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2007	SIRION HOLDINGS, INC.
	By:	/s/ Barry S. Butler
		Name:	Barry S. Butler
		Title:	Chief Executive Officer